EXHIBIT 99.1
[Superior Letterhead]
Superior Offshore International Announces Resignation of Certain Directors and Officers and Appointment of Director and Chief Restructuring Officer
HOUSTON, April 24, 2008, 2008 /PRNewswire-FirstCall via COMTEX News Network/ — Superior Offshore International, Inc. (Nasdaq: DEEP) (the “Company”) today announced that James Perskey, Leon Codron and E. Donald Terry have resigned from the Company’s board of directors. Mr. Terry also resigned as the Company’s president and chief executive officer. Thomas E. Damon has resigned as the Company’s executive vice president and chief financial officer, and Steven J. Singer has resigned as the Company’s executive vice president and general counsel. Wayne M. Rose has resigned as the Company’s senior vice president — commercial and David Weinhoffer has been terminated as the Company’s executive vice president; however Mr. Rose and Mr. Weinhoffer each have been rehired by the Company to assist in the wind-down process..
The Company’s board of directors has appointed H. Malcolm Lovett, Jr. as a director and as its chief restructuring officer. In that capacity, Mr. Lovett will perform the duties and assume the responsibilities of the president of the Company.
Strategic Capital Corporation, a company controlled by Mr. Lovett, has been engaged to provide financial advisory and restructuring services to the Company.
As a result of the resignations of the directors and officers described above and the appointment of Mr. Lovett as a director and chief restructuring officer, the Company’s board of directors currently consists of Mr. Lovett and Eric Smith, and Mr. Lovett is the only executive officer of the Company.
Company has ceased all ongoing operations other than those deemed necessary to ensure (i) the public safety; (ii) the health and safety of the Company’s employees; and (iii) an orderly transition of certain projects to its customers. All of the Company’s employees have been terminated except for those necessary to assist in the wind-down of the Company’s affairs.
Contact:
Superior Offshore International, Inc.
713-910-1875